Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 26, 2018

Mary Schapiro Elected to Morgan Stanley Board of Directors

NEW YORK - Morgan Stanley (NYSE: MS) today announced that Mary Schapiro has been elected to the Company’s Board of Directors, effective July 1, 2018.

Ms. Schapiro, 63, is Vice Chair of Promontory Advisory Board, part of Promontory Financial Group. Prior to this, she served as the first Chairwoman of the U.S. Securities and Exchange Commission.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am delighted to welcome Ms. Schapiro to our Board. Her leadership experience at the SEC, FINRA and CFTC brings strong finance, risk management and regulatory expertise to the Firm. The Board, our management and our shareholders will benefit greatly from her extensive experience in government and public policy.”

Ray Wilkins, Chair of the Board’s Nominating and Governance Committee, said, “We extend a warm welcome to Ms. Schapiro as she joins our Board. We will all benefit from her deep knowledge of the financial markets and regulatory environment.”

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Media Relations: Michele Davis, 212.761.9621	Investor Relations: Sharon Yeshaya, 212.761.1632